UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 4, 2008

MoneyGram International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-591-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 4, 2008, the Board of Directors of MoneyGram International, Inc. ("MGI") approved the following:

- 2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc., as amended and restated effective as of March 24, 2008 (the "Directors Deferred Compensation Plan"). The Directors Deferred Compensation Plan was amended and restated in order to eliminate the annual stock unit retainer and to freeze new contributions into the Directors Deferred Compensation Plan as of December 31, 2008. The Directors Deferred Compensation Plan is filed herewith as Exhibit 10.01.

- Amendment to Compensation for Non-Management Directors. Upon recommendation by the Human Resources and Nominating Committee, the Board amended the compensation of non-management directors, effective January 1, 2009, by eliminating the stock unit retainer and providing an annual cash retainer in the amount of $105,000 paid quarterly in arrears (pro-rated for any partial quarters of service). Due to the amendment and restatement of the Directors Deferred Compensation Plan described above, no new participants would be added to the Director Deferred Compensation Plan after March 24, 2008. Therefore, for the remainder of 2008, the directors who remained in office after the recapitalization would receive an additional pro rata amount of the value of the 2008 stock unit retainer credited in cash quarterly in arrears pursuant to the Directors Deferred Compensation Plan. Any directors appointed after the recapitalization would receive a pro rata amount of the value of the 2008 stock unit retainer in cash quarterly in arrears. A summary, as amended, of the compensation to non-management directors for service on the Board and committees of the Board is filed herewith as Exhibit 10.02.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

September 9, 2008	By:	/s/ Teresa H. Johnson

Name: Teresa H. Johnson
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.01	2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc. as Amended and Restated Effective as of March 24, 2008
10.02	Summary of Compensation for Non-Management Directors Effective January 1, 2009